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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in the Registration Statement (Form S-1) of Matewan BancShares, Inc. for the registration of up to 115,000 shares of its cumulative convertible preferred stock of our report dated February 1, 1995 (except Note 14, as to which the date is May 19, 1995), with respect to the consolidated financial statements of Matewan BancShares, Inc. for the year ended December 31, 1994, included in Pre-Effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-367) and the related Prospectus of Matewan BancShares, Inc. filed with the Securities and Exchange Commission on or about February 16, 1996.

                                          /s/ Ernst & Young LLP

Charleston, West Virginia
February 26, 1996